SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This second amendment (“Second Amendment”) is effective as of February 12, 2008 (“Amendment Date”) by and between Twistbox Entertainment, Inc. (as successor-in-interest to the WAAT Corporation) (“Twistbox”) and Ian Aaron (“Employee”), and amends that certain Letter Agreement dated May 16, 2006 by and between Twistbox and Employee, as amended (the “Agreement”). Unless otherwise defined herein, defined terms shall have their meanings as set forth in the Agreement.

RECITALS

WHEREAS, Twistbox and Mandalay Media, Inc. (“Mandalay”) have entered into that certain Agreement and Plan of Merger dated December 31, 2007, as amended, pursuant to which Employee has agreed to sell, transfer, assign and convey all of his capital stock in Twistbox to Mandalay in exchange for common stock of Mandalay;

WHEREAS, Twistbox and Employee believe it is in the best interest of Twistbox and Employee to mutually agree to certain modifications to the Agreement; and

WHEREAS, the parties hereto desire to memorialize their mutual understandings as contained herein.

AMENDMENT

NOW THEREFORE, in consideration of the foregoing, Twistbox and Employee desire to further amend and/or modify the Agreement and enter into this Second Amendment on the terms and conditions provided below:

Employee’s Agreement shall be modified as follows:

1.	Section 2 of the Agreement shall be deleted in its entirety and replaced with the following:

“EMPLOYMENT TERM.

The term of your employment under this Letter Agreement (the “Employment Term”) will be for a term commencing on February 12, 2008 (the “Effective Date”) and unless terminated earlier as provided in paragraph 6 hereto or extended by mutual consent of you and the Company on terms at least as favorable as those in the final year of the Employment Term, ending on the third anniversary of the Effective Date. On or about August 12, 2010, you and the Company shall meet in good faith to discuss the terms of a renewal, in order to negotiate terms related to, among other things, base salary, bonus percentage and additional grants of stock options.”

2.	Section 3 of the Agreement shall be deleted in its entirety and replaced with the following:

“A. Base Salary. During the Employment Term, the Company will pay to you a base salary at the annual rate of $350,000 from February 12, 2008 through February 11, 2009, $367,500 from February 12, 2009 through February 11, 2010, and $385,875 from February 12, 2010 through February 12, 2011, in accordance with the usual payroll practices of the Company.”

3.	Sub-paragraph (f) shall be added to Section 5 of the Agreement as follows:

“Stock Options. On the Effective Date, the Company shall cause Mandalay to grant to Employee an initial option (“Option”) to purchase 600,000 shares of Mandalay’s common stock (“Common Shares”) at an exercise price equal to the closing price of the Common Shares on the Effective Date. Each Option shall represent the right to acquire one (1) Common Share. The Option shall vest in full and become immediately exercisable as follows: (a) one-third shall immediately vest on the Effective Date, (b) one-third shall vest on the first anniversary of the Effective Date and (c) one-third shall vest on the second anniversary of the Effective Date. The Option shall be evidenced by a written option agreement and be governed by the terms and conditions thereof and the terms and conditions of Mandalay’s 2007 Stock Plan. Notwithstanding anything to the  contrary, the Option is subject to full accelerated vesting upon a change of control and/or the sale of all or substantially all of the assets of Mandalay.”

4. Lines five through nine of sub-paragraph (b) of Section 7 of the Agreement beginning with “(1)” and ending with “(the “Severance Period”)” shall be deleted in their entirety and replaced with the following:

“(1) continued payment of your base salary (but not as an employee) in accordance with the usual payroll practices of the Company for a period equal to six (6) months following such termination (the “Severance Period”);”

5. Sub-paragraph (e)(2) of Section 6 shall be deleted in its entirety and replaced with the following:

“(2) your being required to relocate to a principal place of employment more than 15 miles from your current location in Sherman Oaks, California; provided, that you acknowledge that the Company is currently seeking to relocate within the Los Angeles, CA area and the Company’s first move from its current location to a new location within the Los Angeles area will not be deemed a “Good Reason” hereunder;”

6. Sub-paragraph (c) of Section 7 of the Agreement is hereby deleted in its entirety.

7. Sub-paragraph (a) of Section 9 shall be deleted in its entirety and replaced with the following:

“Non-Competition. During the Employment Term and for the twelve  month period following expiration or termination of your employment, you will  not, directly or indirectly, enter into Competition with the Company or any of its  affiliates (the “Employer”). “Competition” means participating, directly or  indirectly, as an individual proprietor, partner, stockholder, officer, employee,  director, joint venturer, investor, lender or in any capacity whatsoever in any  activities or businesses related to the provisioning of any of the following  products and/or services in connection with Mobile Adult WAP, Adult  MobileTV, Adult Off-Deck Services, Mobile AVS Systems and Mobile Adult  Advertising Services.”

8. All terms and conditions of the Agreement not specifically and expressly modified or amended herein are hereby ratified and confirmed in all respects and shall remain in full force and effect.

9. Each person who executes this Amendment represents and warrants to each party hereto that he has the authority to do so and to bind each entity as contemplated hereby, and agrees to hold harmless each other party from any claim that such authority did not exist. This Amendment will inure to the benefit of and be binding upon the parties and their respective shareholders, successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the Amendment Date set forth above.

TWISTBOX ENTERTAINMENT, INC. (AS SUCCESSOR-IN-INTEREST TO THE WAAT CORPORATION)	EMPLOYEE

By: David Mandell	By: /s/ Ian Aaron
Name: David Mandell	Name: Ian Aaron
Title: EVP/General Counsel